MASTERSUBCONTRACTAGREEMENT

This MASTER SUBCONTRACT AGREEMENT (the "Agreement") is made and entered into this __ day of ______ 2019 by and between Xcell Networks, Inc., a Louisiana corporation (the "Contractor") whose principal offices are located at 4035 West Van Buren., Suite 2, Phoenix, AZ 85009 and PK Kirk a Sub (the "Subcontractor") whose principal offices are located at 1104 Corporate Way Sacramento, CA, 95831

WHEREAS, Contractor desires to engage Subcontractor to provide certain installation and construction services; and Subcontractor desires to provide such services to Contractor in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

A.THE SERVICES

1.Engagement of Subcontractor.

Contractor agrees to engage Subcontractor as an independent contractor, on a non-exclusive basis, from time to time as needed, to perform installation and construction services (the "Services"). Subcontractor will not be an employee of Contractor and therefore will not be entitled to receive any of the typical employee insurances. Subcontractor shall be solely responsible for all matters relating to workers' compensation, unemployment compensation, social security, federal and state withholdings and any other regulatory laws pertaining to their Services.

2.Personnel,

Contractor reserves the right to approve personnel furnished by Subcontractor and confirm the qualifications of such personnel to complete the specific projects and/or perform the job duties as specified in the Notice to Proceed or Contractor issued Purchase Order(s).

If Contractor determines that any personnel furnished by Subcontractor are unacceptable or unsatisfactory, for any reason, then Subcontractor shall remove the affected personnel immediately from Contractor's facilities or project.

Subcontractor shall be solely responsible to pay its personnel for all Services performed under this Agreement and Contractor shall have no payment obligation to Subcontractor's personnel.

Subcontractor shall be solely responsible for all federal and state income taxes, social security taxes, federal and state unemployment taxes, workers compensation, insurance, employee benefits, jury duty pay, travel and commuting expenses, and similar costs and obligations payable to its personnel.

3.Scope of Work.

The Scope of Work, ("SOW"), will be clearly and accurately described on the SOW Agreement, an example of which is attached hereto as Exhibit A. Any work which may need to be performed outside of the SOW must be preapproved, in writing, by Contractor. In the event that work outside of the SOW is performed without preapproval, Contractor will not be liable for payment of the additional, non-authorized work.

4.Fees and Terms.

All fees and terms for each SOW will be as provided in the SOW Agreement (Exhibit A).

5.Closeout Documentation.

The requirements for all Closeout Documentation will be provided to Subcontractor in the SOW Agreement (Exhibit A). Contractor and Subcontractor acknowledge and agree that Closeout Documentation may from time to time, require adjustment and that when such adjustments are necessary, the changes will be provided to Subcontractor by Contractor in writing.

6.Contractor's Right to Stop Work.

If the Subcontractor fails to perform in accordance with the SOW and/or normally accepted telecommunications industry standards (TIS), or correct work which is not in accordance with same, or refuses or fails to start work when the NTP is issued, or fails to perform the work in a continuous manner after work is started, or refuses or fails to supply enough properly skilled workers or proper materials. Contractor may issue a written Stop Work Order to the Subcontractor to stop the work, or any portion thereof, until the cause for such Order has been cured to Contractor's satisfaction. However, the right of the Contractor to sop the work shall not give rise to a duty on the part of the Contractor to exercise this right for the benefit of the Subcontractor or any other person or entity.

7.Contractor's Right To Carry, Out the Work.

If the Subcontractor defaults or neglects to carry out the work (1) in accordance with the SOW and/or normally accepted TIS; or (2) fails to start work when the NTP issued; or (3) fails to perform the work in a continuous manner after work is started; or (4) fails within a three (3) calendar day period after receipt of written notice from Contractor to commence and continue correction of such default or neglect with diligence and promptness, the Contractor may, without prejudice to other remedies the Contractor may have, correct such deficiencies. In such cases an appropriate Change Order shall be issued deducting from payments then or thereafter due the Subcontractor, the reasonable cost of correcting such deficiencies, including Contractor's expenses made necessary by such default, neglect or failure. If payments then or thereafter due the Contractor are not sufficient to cover such amounts, the Subcontractor shall pay the difference to the Contractor within forty-five (45) days of the date of the Change Order.

8.Subcontractor's Responsibility to Review Manufacturer Installation Guidelines and Field Conditions.

Subcontractor warrants that it has fa1niliarized their entire team (as appropriate and necessary) with the site specific plans and the standard manufacturer installation specifications for all materials and products to be used on this site. Subcontractor further warrants that it has familiarized their entire team (as appropriate and necessary) with, and will install to, end-user installation specifications. Before commencing act1v1t1es, Subcontractor shall (1) complete any required pre checklists as determined by XCell Networks, Inc. at the time of NTP. The pre-checklist will require Subcontractor to take field measurements, verify field conditions and identify existing site 4eficiencies. Subcontractor should carefully compare the findings with the SOW and promptly report any errors, inconsistencies or omissions discovered to Contractor.

9.Safety

Subcontractor shall be responsible for compliance with the applicable requirements of OSHA 29 CFR 1910 and OSHA 29 CFR 1926 federal regulations and all applicable state and/or local environmental, health, and safety regulations. Subcontractor shall maintain and make available to Contractor written documentation necessary for compliance with applicable safety regulations including but not limited to (a) written safety manual; (b) safety training rosters and certificates; (c) completed investigations of any incidents involving damage to property or work related injuries; (d) OSHA Injury and Illness logs.

Subcontractor shall provide requested safety equipment, materials, tools and equipment required for Services by Subcontractor's personnel at Subcontractor's expense unless mutually agreed otherwise in writing. If Contractor provides such equipment to Subcontractor's personnel, Subcontractor's personnel shall be solely responsible to properly use it. If equipment supplied by Contractor under the control of Subcontractor's personnel is missing or damaged, Subcontractor agrees to replace or repair the equipment to the full satisfaction of Contractor, at Subcontractor's sole expense.

On all Tower and associated work, Subcontractor shall ensure that all personnel assigned to perform work from towers are provided with 100% fall protection when working at heights above six feet. Subcontractor shall ensure that all climbers are trained and certified as competent climbers. Documentation of climber certification is to be maintained at the project site for each assigned climber working at the site.

Subcontractor shall post warning signs and place barricades as necessary at the installation site(s) to promote safe working conditions and prevent unauthorized access to the work area.

10.Time is of the Essence.

Time limits stated in this Agreement are of the Essence. Delays to contract completion that occur as a result of Subcontractors failure to maintain the schedule outlined in the SOW or NTP which may result in monetary penalties or fees to the Contractor, will become the responsibility of and paid for by the Subcontractor. Contractor agrees to notify Subcontractor of the possibility of any such penalties.

11.Communications.

All communications regarding any aspect of the SOW, actual work or contract terms, will be conducted exclusively between Contractor and Subcontractor. Any clarifications or discussions of the SOW, actual work or contract terms, changes in SOW, or requests for changes of any type will be between Contractor and Subcontractor only. Under no circumstances will the Subcontractor accept changes or discuss prices with any other person or entity other than Contractor as regards any work relating to this Agreement.

12.Safety. Precautions and Programs. Subcontractor shall be responsible for initiating, maintaining and supervising all safety precautions and programs, including all those required by law in connection with performance of the  Subcontractor's work. Subcontractor shall promptly remedy the damage and loss to the property caused in whole or in part by the Subcontractor or by anyone for whose acts the Subcontractor may be liable.

13.Tests and Inspections.

Tests, inspections and approvals of portions of the work required by the SOW or by laws, ordinances, rules, regulations or orders of public authorities having jurisdiction shall be made at an appropriate time. Unless otherwise provided, Subcontractor shall make arrangements for such tests, inspections and approvals required for the work for which they were subcontracted. Subcontractor shall give Contractor timely notice of when and where tests and inspections are to be made so that Contractor may be present for such procedures. Subcontractor shall bear the costs of all such tests, inspections or approvals needed for the work for which they were subcontracted. If such procedures for testing, inspection or approval reveals failure of the portions of the work to comply with requirements established by SOW or normally accepted and application TIS, all costs made necessary, by such failure including those of repeated procedures shall be at Subcontractor's expense. Tests or inspections conducted pursuant to the SOW shall be made promptly to avoid unreasonable delay in the work.

B.COMPENSATION

14.Invoices for Payment Upon Completion

Subcontractor hereby agrees to provide Contractor with appropriate and accurate invoices within 15 days of the completion of each subcontracted project. It is hereby understood and agreed that the completion date of the project is the date on which the final closeout deliverables are submitted to, and accepted as complete by, Contractor. It is also agreed that no invoice will be dated earlier than the completion date of the project. It is the responsibility of Subcontractor to acquire approval from the appropriate Contractor Construction Manager prior to submitting any invoiced in order to confirm that the above conditions have been met.

Subcontractor agrees to provide a current W9 to Contractor prior to any invoices being submitted for payment.

15.Payment Terms.

All payments of fees shall be made within five days of receipt of payment from Client; and after Contractor's receipt of Subcontractor's approved invoice, notarized Release of Lien and approved Job Completion Notice; assuming that all terms of this Agreement have been met; Closeout deliverables have been received and accepted as complete by Contractor; and punch list repairs have been completed.

C.REPRESENTATIONS

16.Representations.

Subcontractor hereby represents and warrants to the Contractor that: (i) the Subcontractor possesses the requisite training, skills and expertise to perform the SOW; (ii) Subcontractor will render high quality services in a professional and timely manner in accordance with generally accepted standards for the services rendered; (iii) any and all work performed by Subcontractor hereunder shall not infringe on any copyright, patent, trademark, trade secret or other proprietary right of any third party; (iv) Subcontractor's execution and performance of this Agreement will not violate any provision of, or conflict with, any agreement or obligation to which Subcontractor or Contractor may be bound; and (v) this Agreement, when executed, will constitute a valid and legally binding obligation of Subcontractor, enforceable against Subcontractor in accordance with the terms and conditions herein.

17.Indemnification.

Subcontractor hereby covenants and agrees to indemnify Contractor and to defend and hold Contractor harmless from and against any and all liabilities, damages, cost and expenses (including attorney's fees) arising out of or resulting from any claim, action, or other proceeding (including any proceeding by any of the Subcontractor's employees, agents or contractors), based upon: (i) any breach of this Agreement; (ii) the conduct of the Subcontractor's business; or (iii) any act or omission of Subcontractor or any of its employees, agents, or contractors.

D.CONFIDENTIALITY

18.Nondisclosure of Proprietary Information.

In performing the Services, Subcontractor may be entrusted with information, whether disclosed in written, verbal or visual form, relating to the business, strategy, technology, products, marketing plans, financial condition, contract fee, subcontract fee, pricing procedures, employees, vendors, partners and/or customers of Contractor ("Confidential Information"). Subcontractor: (i) shall treat all such Confidential Information as strictly confidential; (ii) shall use such Confidential Information only for the purposes contemplated in this Agree1nent; (iii) shall protect such Confidential Information, whether in storage or in use, with the same degree of care as Subcontractor uses to protect its own proprietary information against public disclosure, but in no case with less than reasonable care, (iv) shall not disclose such Confidential Information to any third party except to such employees of Subcontractor who need to know such Confidential Information for the purpose of effectuating this Agreement and who have been informed of the confidential nature of such Confidential Information, and (v) shall be responsible for any unauthorized use or disclosure of Confidential Information by such employees.

19.Exclusions.

The provisions of this Section shall not apply to any Confidential Information which: (i) was in the public domain on the date hereof or comes into the public domain other than through the fault or negligence of Subcontractor; (ii) was lawfully obtained by Subcontractor from a third party without breach of this Agreement and otherwise not in violation of Contractor's rights, (iii) was known to Subcontractor at the time of disclosure as shown by Subcontractor's records in existence at the time of disclosure; or (iv) is required to be disclosed pursuant to the order of any court or governmental agency.

20.Return.

Upon the expiration or termination of this Agreement, and in any event upon Contractor's request at any time, Subcontractor shall (i) return to Contractor, or destroy in a manner acceptable to Contractor, all documents (including any copies thereof) embodying Confidential Information and (ii) certify in writing to Contractor, within ten (10) days following Contractor's request, that all such Confidential Information has been returned or destroyed.

21.Injunctive Relief.

Contractor and Subcontractor acknowledge that the extent of damages in the event of the breach of any provision of Sections 19 and 21 would be difficult or impossible to ascertain, and that there will be available no adequate re1nedy at law in the event of any such breach. Each party therefore agrees that in the event Subcontractor breaches any provision of Section 19 or 21, Contractor will be entitled to injunctive or other equitable relief, in addition to any other relief to which it may be entitled.

22.Publicity.

No party hereto shall make any disclosure to any third party regarding the existence or terms of any part of this Agreement without the prior written consent of the other party hereto.

E.Warranties and Guarantees

23.General Service Warranties and Remedies.

Contractor warrants that it will perform the Work in a professional and workmanlike manner and to the highest standards of business or profession, and that the work will be completed in accordance with the terms and conditions set forth in this Agreement. Contractor agrees to re-perform any Work that does not comply with the forgoing warranties at no cost to Xcell Networks, Inc. or a Customer. Acceptance of the Work by Xcell Networks, Inc. shall not constitute a waiver of any remedies Xcell Networks, Inc. may have with regard to any such noncompliance.

24.Liens.

Contractor agrees to perform the Work in a manner which keeps the Work and the property or premises of Xcell Networks, Inc., its Affiliates, Customers, or the Work site landowners free from liens of any kind. Contractor authorizes Xcell Networks, Inc. to take whatever action is necessary to discharge any liens imposed as a result of Contractor's performance or non-performance, and agrees to reimburse Xcell Networks, Inc. for all expenses incurred as a result of taking such action including, without limitation, reasonable attorneys' fees. If Xcell Networks, Inc. is notified that Contractor is not paying its Subcontractors or any other third party providing products and services with respect to the Work, Xcell Networks, Inc., at its option, may pay any undisputed bill directly to the person or entity to whom it is owed and deduct the amount of such payment from amounts payable by Xcell Networks, Inc. to Contractor. Prior to Xcell Networks, Inc.'s payment, in whole or part, for Work performed by Contractor or its subcontractors and or persons who might claim a lien through Contractor in connection with the Work in the form attached hereto as Attachments J and K. Under no circumstances will Contractor (or any of its agents, employees or subcontractors) create, attach, file or perfect any lien, security interest or any other encumbrance in, on or to any property Xcell Networks, Inc. (including, without limitation, the Network Equipment) or any property of any Customer and Contractor agrees that such right to file any such lien, claim or charge is hereby waived expressly. Contractor will not serve or file any notice or document, or take any other action, which would be a prerequisite for filing a lien claim.

F.TERM AND TERMINATION

25.Term.

This Agreement shall commence on the Effective Date and shall continue in full force and effect until one (1) year from the date hereof, unless renewed upon mutual written agreement of the parties or unless sooner terminated in accordance with the provisions of this Section. If, for any reason, this Agreement terminates while Subcontractor is continuing to perform Services for Contractor, then the term shall be extended, on a day-to-day basis, until the Services are complete or until earlier termination.

26.Termination.

This Agreement may be terminated as follows:

a.By Contractor in the event of a 1naterial breach of this Agreement by the Subcontractor, but only if such breach has not been cured within ten (10) calendar days after its receipt of written notice from Contractor of such material breach together with a written description of the full particulars thereof.

b. By Contractor, immediately upon written notice of termination to the other party, in the event the other party shall: (i) become insolvent; (ii) make an assignment for the benefit of creditors; (iii) file a voluntary bankruptcy petition; (iv) acquiesce to any involuntary bankruptcy petition; or (v) be adjudicated bankrupt.

c.By Contractor at any time for any reason, upon ten (10) calendar days advance written notice to Subcontractor or by Subcontractor at any time for any reason, upon thirty (30) calendar days advance written notice to Contractor.

G.LIABILITY

27.LIMITATION OF LIABILITY

IN NO EVENT WILL CONTRACTOR BE LIABLE TO SUBCONTRACTOR OR ANY OTHER PERSON FOR LOSS OF PROFITS, BUSINESS, USE OR DATA OR SPECIAL, EXEMPLARY, INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES OF ANY KIND OR FOR ANY REASON, INCLUDING, WITHOUT LIMIT.AJ'I ON, THE BREACH OF THIS AGREEMENT OR ANY TERMIN.AJ'ION OF THIS AGREEMENT, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, EVEN IF CONTRACTOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE ESSENTIAL PURPOSE OF THIS PROVISION IS TO LIMIT THE POTENTIAL LIABILITY OF CONTRACTOR ARISING OUT OF THIS AGREEMENT. IN NO EVENT SHALL CONTRACTOR' S LIABILITY TO SUBCONTRACTOR HEREUNDER EXCEED, THE TOTAL AMOUNT OF SERVICE FEES PAID TO SUBCONTRACTOR FOR WORK AT THE SPECIFIC REQUESTED WORK LOCATION AS IDENTFIED IN EXHIBIT A SCOPE OF WORK OR PRIOR TO THE DATE THE CLAIM OR DISPUTE AROSE.

H.INSURANCE

28.Insurance.

At all times during the term of this Agreement and during the performance of any work hereunder, Subcontractor shall maintain at its own cost and expense:

a.Worker's Compensation - Subcontractor shall provide and maintain Worker's Compensation Insurance, as required by the laws of Texas, as well as employer's liability coverage with minimum limits of $150,000 covering all of Subcontractor's employees who are engaged in any work under this Agreement.

b.Commercial General Liability:

i.$1,000,000 per occurrence;

ii.$2,000,000 general aggregate limit;

iii.$2,000,000 product

iv.$1,000,000 personal and advanced injury

c.This policy must include coverage extensions for (i) Contractual Liability (to cover the indemnification provisions contained in this Agreement); (ii) Products & Completed Operations Liability (which shall be maintained for not less than one year following completion of the Work pursuant to this Agreement); (iii) Independent Subcontractors Liability and; (iv) Broad Form Property Damage Liability.

a.Owners and Subcontractors Protection:

i.$1,000,000 Each Occurrence;

ii.$300,000 Fire Damage;

iii.$10,000 Medical Expenses

b. Automobile Liability $1,000,000 Combined Single Limit - This policy should cover all non owned and hired vehicles that are or may be used by Subcontractor and its employees in the performance of this Agreement.

d. Workers Compensation coverage per statutory requirements.

e.Excess Umbrella Liability:

a. Tower Climbing or other Elevated Work Services: $5,000,000 Each Occurrence

b.Civil or Other Non-Elevated Services: $2,000,000 Each Occurrence

f.Subcontractor shall provide Contractor, within ten (10) business days following the execution of this Agreement and/or prior to the mobilization of the site workforce, with certificates of insurance for the required coverage prior to commencement of the Work covered by this Agreement and for each policy renewal during the course of this Agreement.

g. Should Contractor identify work site requirements involving the use of tower climbers, Subcontractor shall provide Contractor, prior to the mobilization of the site workforce, with certificates of insurance for the required coverage for tower climbing prior to commencement of the Work covered by this Agreement and for each policy renewal during the course of this Agreement.

h. Should any such insurance coverage expire, be canceled, or the amounts thereof be reduced, Subcontractor shall promptly procure other substitute insurance coverage satisfactory to Contractor. Should the Subcontractor, within thirty (30) days after the notice of such cancellation, expiration, or reduction fail to procure such new insurance, Contractor, at its option, may secure substitute insurance, the cost of which shall be borne by Subcontractor through a reduction in the Contract sum equal to the amount of the premiums paid by Contractor.

i.The insolvency, bankruptcy, or failure of any insurance company carrying insurance for Subcontractor or failure of any such insurance company to pay clai1ns due shall not relieve Subcontractor of any of its obligations in respect to the provisions of insurance or indemnification.

j.Providing and maintaining adequate insurance coverage is a material obligation of the Subcontractor and is of the essence of this Agreement. The limits of coverage under each insurance policy maintained by the Subcontractor shall not be interpreted as limiting the Subcontractor's liability and obligations under this Agreement.

k.All certificates of insurance 1nust be provided to Contractor by Subcontractor's insurance agent. Certificates of insurance from the Subcontractor may not be accepted.

I.GENERAL

29.Assignment.

This Agreement shall be binding upon and insure to the benefit of parties hereto and their respective successors and assigns. Notwithstanding the foregoing, Subcontractor shall not be entitled to assigned, subcontract or transfer any or all of its rights or obligations hereunder without the prior written consent of Contractor.

30.Entire Agreement.

This Agreement together with the exhibits hereto attached, constitutes the entire agreement between Contractor and Subcontractor regarding the subject matter hereof. All prior or contemporaneous agreements, proposals, understandings and communications between Contractor and Subcontractor regarding the subject matter hereof, whether oral or written, are superseded by and merged into this Agreement. In the event of any inconsistency between the terms of this Agreement and the terms set forth in any exhibit hereto, the terms of this Agreement shall control and govern. All promises, requirements, terms, conditions, provisions, representations, guarantees, and warranties contained herein shall survive the contract expiration or termination date unless specifically provided otherwise herein, or unless superseded by applicable Federal or State statutes of limitation. Neither this Agreement nor any exhibit hereto may be modified except by a written instrument executed by both Contractor and Subcontractor.

31.Notices.

All notices, consents and other communications hereunder shall be provided in writing and shall be delivered personally, by registered or certified mail (return receipt requested), by courier or similar method of communication, to the parties at the addresses first set forth above, and shall be deemed effective upon dispatch.

32.Headings.

The headings contained in this Agreement including, but not limited to, article, section, subsection or paragraph headings are intended for reference purposes only and shall not affect in any way the interpretation, meaning or construction of any provision of this Agreement.

33.Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to principles of conflicts of law. The parties irrevocably sub1nit to the jurisdiction of the State of Texas and the venue of Dallas County in any action brought by the parties concerning this Agreement or the performance thereof.

34.Waiver.

No waiver by either party of a breach of any term, provision or condition of this Agreement by the other party shall constitute a waiver of any succeeding breach of the saine or any other provision hereof No such waiver shall be valid unless executed in writing by the party making the waiver.

35.Survival.

The terms and conditions contained in this Agreement that by their sense and context are intended to survive the performance by either or both parties hereunder shall so survive the completion of performance, cancellation, or termination of this Agreement.

REMAINDER OF PAGE LEFT INTENTIONALLY

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above. This document is signed by a Manager, Officer or Owner legally permitted to bind and encumber Contractor and Subcontractor, respectively.

Xcell Networks, Inc. ("Contractor").

By:
Name:
Title:
Date:

(“Subcontractor”)

Xcell Networks, Inc. Master Subcontract Agreement v3 Jan.2019